EXECUTION COPY

SIDE LETTER

Reference is made to that certain Preferred Stock Purchase Agreement dated as of February 27, 2009 among Paradigm Holdings, Inc. (the “Company”), Hale Capital Partners, LP (“HCP”) and the other Purchasers party thereto (the “Purchase Agreement”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.

1.           Pursuant to the Certificate of Designations, at any time that (x) an aggregate of not less than fifteen percent (15%) of the Company’s Series A-1 Senior Preferred Stock (the “Preferred Shares”) purchased on the Closing Date are outstanding, (y) Warrants to purchase an aggregate of not less than twenty percent (20%) of the Underlying Shares issuable pursuant to all Warrants on the Closing Date are outstanding, or (z) the original holders of the Preferred Shares and/or their transferee(s), in the aggregate, own not less than fifteen percent (15%) of the Common Stock issuable upon exercise of all Warrants on the Closing Date, the holders of a majority of the then outstanding Preferred Shares (the “Majority Holders”) shall have the exclusive right, voting separately as a class, to elect (A) two (2) directors to the Board of Directors of the Company (the “Board”), and (B) until the Amendment Date, two (2) observers, and, from and after the Amendment Date, one (1) observer, to the Board; provided that upon the election of the Majority Holders such observer(s) shall be automatically appointed to the Board as a director (such two (2) directors in accordance with clause (A) and, upon the Majority Holders’ election in accordance with clause (B), such one (1) or two (2) director(s), as applicable, collectively, the “Series A-1 Directors”).  If, at any time from and after the Amendment Date, the Majority Holders elect to convert the observer to a Series A-1 Director pursuant to clause (B) above and there are greater than four (4) directors on the Board at such time, the Majority Holders shall remove a director (other than a Series A-1 Director) from the Board such that after the conversion pursuant to clause (B) the Board shall consist of five (5) directors.  If the Majority Holders makes such election prior to the Amendment Date, the number of directors on the Board after such conversion shall be seven (7) until the Amendment Date, upon which the Majority Holders shall remove two (2) directors (including one (1) Series A-1 Director if there are four (4) Series A-1 Directors at such time, but otherwise, other than any Series A-1 Directors) such that the Board shall consist of five (5) directors.  Unless otherwise determined by HCP, it is hereby agreed that these rights of the Majority Holders under the Certificate of Designations shall be vested in and exercisable only by HCP.

2.           Pursuant to the Certificate of Designations, at any time that (x) an aggregate of fifteen percent (15%) or less of the Preferred Shares purchased on the Closing Date are outstanding, (y) Warrants to purchase an aggregate of less than twenty percent (20%) of the Underlying Shares issuable pursuant to all Warrants on the Closing Date are outstanding, and (z) the holders of the Preferred Shares and/or their transferee(s), in the aggregate, own less than fifteen percent (15%) of the Common Stock issuable upon exercise of all Warrants on the Closing Date, then the Majority Holders shall have the exclusive right, voting separately as a class, to elect (A) one (1) Series A-1 Director to the Board, and (B) one (1) observer to the Board.  Unless otherwise determined by HCP, it is hereby agreed that these rights of the Majority Holders under the Certificate of Designations shall be vested in and exercisable only by HCP.

3.           Any vacancy in the position of any Series A-1 Director may be filled only by the holders of the Series A-1 Preferred Stock.  Any Series A-1 Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the Majority Holders.  Any vacancy created by such removal may also be filled by the Majority Holders.  Unless otherwise determined by HCP, it is hereby agreed that these rights of the Majority Holders under the Certificate of Designations shall be vested in and exercisable only by HCP.

4.           Subject to the fiduciary duties of the Board under applicable law, the Company will include the Series A-1 Directors as the Company’s nominees for election as directors at each annual or special meeting of stockholders or action by written consent of stockholders at which directors will be elected.

5.           The membership of all committees of the Board shall be reassigned, subject to HCP’s reasonable approval, upon the Closing.  Provided that the Series A-1 Directors meet the applicable membership requirements of the Commission and the Trading Market (if applicable), the Board shall elect the Series A-1 Directors to all committees of the Board requested by HCP.  The Company shall provide the same compensation and rights and benefits of indemnity to the Series A-1 Directors as are provided to other non-employee directors of the Company.  The Series A-1 Directors may resign from the Board at any time without notice.  In the event that any Series A-1 Director shall cease to serve as a director of the Company for any reason, at the discretion of HCP, the Board shall fill the vacancy resulting therefrom with another Series A-1 Director designated by HCP that is reasonably acceptable to the Board, it being understood, subject to the fiduciary duties of the Board under applicable law, that any senior professional of HCP or any of its Affiliates shall be acceptable to the Board .

6.  Prior to being converted into a Series A-1 Director, any observer appointed by HCP in accordance with clause (B) of Sections 1 or 2 above shall be allowed to attend all meetings of the Board in a non-voting capacity, and in connection with each such Board observer’s attendance, the Company shall give such Board observer copies of all notices, minutes, consents and other materials, financial or otherwise, which the Company provides to the Board prior to any such meeting.  HCP shall provide the Company with written notice identifying any individuals who shall exercise Board observation rights on behalf of HCP from time to time.  Effective upon execution and delivery of this letter agreement, HCP hereby initially appoints Alice Lee as a Board observer.  The Company agrees that if any of the Purchasers or the Board observer so requests, neither the Company nor any other person acting on its behalf will provide such Purchaser or its agents (including any Board observer) or counsel with any information that the Company believes constitutes material non-public information.

This Side Letter shall be governed by and construed in accordance with the laws of the State of New York and each of the parties hereto irrevocably consents to the exclusive jurisdiction of all courts, federal and state, located in the City of New York for the adjudication of any dispute arising hereunder.  This Side Letter may not be amended or waived except in writing, by a document executed by the Company and HCP.

This Side Letter may be executed in two (2) or more counterparts, together constituting one (1) agreement, and may be executed by facsimile, having the same force as if originally executed.

IN WITNESS WHEREOF, each of the Purchasers has entered into this Side Letter as of February 27, 2009.

Hale Capital Partners, LP

By:	/s/Martin Hale Jr.
Name: Martin Hale Jr.
Title: CEO

EREF PARA, LLC

By:	Hale Fund Management, LLC
its Managing Member

By:	/s/Martin Hale Jr.
Name: Martin Hale Jr.
Title: CEO

Acknowledged and agreed by the Company:

Paradigm Holdings, Inc.

By:	/s/Peter B. LaMontagne
Name: Peter B. LaMontagne
Title: President and Chief Executive Officer

Date: February 27, 2009